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                                SCHEDULE 14A
                               (Rule 14a-101)
                          SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                Act of 1934

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Filed by a Party other than the Registrant [ ]

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    Rule 14a-6(e)(2))
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[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                          THE PIONEER GROUP, INC.
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              (Name of Registrant as Specified in Its Charter)

                                    n/a
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  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                   LENS = Little Experience, No Strategy


                                                          May 9, 2000


Dear Fellow Stockholder:

      We are pleased to report that our sale process continues its strong momentum. Prospective buyers have completed due diligence and we have just received the second round of bids.

      We are extremely pleased by the overwhelming interest expressed in your Company. Yet, the rapid progress of negotiations between your Board and our prospective buyers may come to an abrupt halt if Lens is given control of the Company. It is unclear what would happen to the bids on the table if a change in control of the Board were to take place. One thing is certain. The process would be delayed, if not completely jeopardized, by that course of events. DO NOT LET THAT HAPPEN. VOTE THE WHITE PROXY TO ALLOW YOUR BOARD TO COMPLETE THE PROCESS IT STARTED.

      Pioneer is a complex entity. If the Lens group were to gain control, who knows how long the Lens candidates would take to gain the depth of understanding of Pioneer's assets necessary to negotiate a sale of the Company. It would be disastrous for you and your Company if Lens's dissident candidates were elected to the Pioneer Board and were then unable to negotiate an acceptable transaction. DON'T TAKE THIS RISK WITH YOUR COMPANY. DO NOT SIGN ANY GOLD PROXY YOU RECEIVE FROM THE LENS GROUP.

      Your Board of Directors fully recognizes its fiduciary responsibilities. Pioneer's Board and management have a far greater personal stake as stockholders than do the Lens candidates in the successful outcome of this process. The Lens candidates have given you no reason to believe that they could accomplish a sale at all, let alone on better terms than could the current Board. The Lens candidates lack the experience, knowledge of Pioneer, negotiating leverage, and personal incentive necessary to oversee the prompt sale of the Company on the most favorable terms for stockholders.

      Does it make sense to have a Board that doesn't understand your Company negotiate its sale? We ask for your vote so that we may successfully complete the process we have begun and bring to you the most compelling value possible. PLEASE SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE MANAGEMENT PROXY TODAY. Because the annual meeting is just a short time away, it is important to act without delay.

      Thank you for your support.


                                                Sincerely,

                                                /s/ John F. Cogan, Jr.

                                                John F. Cogan, Jr.
                                                President


                                -IMPORTANT-

Please be sure your latest dated proxy card is a WHITE proxy card voting FOR the management nominees. A later dated gold proxy card, even if marked "withhold authority" to vote for the LENS group, will revoke your vote for management. If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., our proxy solicitor, at:

                      (800) 347-4750 (call toll-free)